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                                                                    EXHIBIT 99.1

   PRESS RELEASE - BIO-LOGIC SYSTEMS REPORTS SOLID PERFORMANCE IN FISCAL 2003


MUNDELEIN, IL, May 15, 2003 - Bio-logic Systems Corp. (Nasdaq: BLSC), a designer and marketer of computerized medical electro-diagnostic equipment and disposables, today reported financial results for the fourth quarter and year ended February 28, 2003. The company experienced strong international hearing sales and a significant increase in sales of hearing supplies worldwide.


Fourth Quarter Results

Net sales for the fourth quarter ended February 28, 2003 decreased 3.9 percent to $7.3 million, compared with $7.6 million for the same quarter a year ago, which included one-time shipments to the Province of Ontario of $1.1 million. Gross profit margin increased 3.9 percentage points to 66.2 percent from 62.3 percent, primarily due to lower inventory obsolescence charges and improved cost management. Total selling, general and administrative expense (SG&A) for the quarter decreased $284,000 to $3.1 million, or 42.5 percent of sales, compared to the $3.4 million, or 44.7 percent of sales, reported for the fourth quarter of fiscal 2002. Research and development (R&D) expense increased $358,000 compared to last year, due to higher spending and lower capitalization of system and software enhancements.

Operating income for the quarter was $297,000 compared to $292,000 for the same quarter last year. Net income for the quarter increased 77.0 percent to $347,000 or $0.08 per diluted share, primarily due to the recording of an income tax benefit, compared to $196,000 or $0.04 per share in the fourth quarter of fiscal 2002.


Full Year Results

For the year ended February 28, 2003, net sales decreased 2.0 percent to $29.3 million, compared with $29.9 million for the prior year, which included a one-time sale to the Province of Ontario of $4.5 million. The company reported gross profit margin of 67.2 percent for the year, a 3.8 percentage point improvement from 63.4 percent for the year ended February 28, 2002. Gross profit margin increased primarily due to lower inventory obsolescence provisions and improved cost management. SG&A decreased by $53,000 or 0.4 percent, with the percent to sales increasing to 43.7 percent from 43.0 percent last year. R&D increased by $1.1 million or 30.7 percent, due to higher spending and lower capitalization of expenses.

For fiscal 2003, the company had operating income of $2.0 million compared with $2.4 million for fiscal 2002. The decline in operating income was due mainly to higher R&D expense, which was partially offset by higher margins. Net income for the year, aided by the income tax benefit


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recorded in the fourth quarter, was $1.5 million or $0.34 per share on a diluted basis, compared with $1.5 million or $0.35 per share for the prior year.


The year was highlighted by several significant accomplishments including:

     . Launching of the Navigator(R) Pro MASTER(TM) worldwide for infant audiological assessment.
     . Expansion of sales of our Ear Muffin(TM) over-the-ear earphone to competitive accounts throughout the world.
     .    Improved asset management resulting in a $4.3 million increase in cash.
     .    Launching of a redesigned Sleepscan(TM) system.
     .    Winning several prestigious epilepsy monitoring accounts.
     . International growth of 17 percent led by sales of hearing systems and disposables.

Commenting on the business trends and 2003 results, Roderick G. Johnson, president and chief operating officer stated, "While we fell just short of our goal of at least matching the prior year's revenues, we did achieve our target of 10 percent growth in operating income excluding the effects of R&D capitalization and amortization. This internal target compares the current year operating income of $2.0 million, less the effects of $0.4 million of adjustments for R&D capitalization and amortization, to prior year operating income of $2.35 million, less the effects of $0.9 million of similar adjustments.

"We are now operating in a mature U.S. market for new hearing screening equipment, so during the past year our focus intensified on selling hearing screening disposables and new diagnostic systems. Revenues from supplies, service, warranty and other non-product system sources now comprise 25 percent of our total sales compared to 16 percent last year."


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Looking Forward
---------------

Johnson continued, "Our outlook for fiscal 2004 is positive but guarded. We anticipate a strong response to our new hearing diagnostic products, which are all based on the same low cost hardware platform. Our marketing efforts will focus on educating audiologists and other healthcare professionals through two programs featuring a world-class faculty in which we are hosting a total of 26 seminars throughout the U.S. and several in selected international locations. The first quarter will not reflect the results of these programs, but we do expect they will build momentum as the year progresses.

"The launch of the new hearing diagnostic product, MASTER, is a very important milestone for Bio-logic, expanding the market with a new, state-of-the-art product offering. The MASTER will be joined by our Stacked ABR and the redesigned Sleepscan software to help provide us with sufficient momentum to have a successful year, but the impact of these new products is expected during the second half of the year.

"With over $10 million in cash and a debt-free balance sheet, we have the resources to continue to grow the company. In addition, whether considering an investment in our own products and technologies or a significant acquisition, we are always mindful of our responsibility to our shareholders to enhance the value of our company," concluded Johnson.



Bio-logic Systems Corp., headquartered in Mundelein, IL, designs, develops, assembles and markets computer-based electro-diagnostic systems for use by hospitals, clinics, universities and physicians. The systems conduct tests that are typically used by medical practitioners to aid in the diagnosis of certain neurological disorders, brain disorders and tumors, and sensory disorders, including audiological and hearing screening and diagnosis.

Except for descriptions of historical facts, this release contains forward-looking statements that involve known and unknown risks, which may cause the company's actual results in the future to differ materially from those currently anticipated. These results include, among others, fluctuations in sales and operating results; the company's ability to recruit and train the necessary number of sales representatives and installation technicians; risks associated with international operations including monetary crisis; regulatory, competitive and contractual risks; the effects of economic conditions; and the availability of capital to finance planned growth, as well as other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.


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                     Bio-logic Systems Corp and Subsidiaries
                      Consolidated Statement of Operations
                     In Thousands, Except for Per Share Data


                                           Three Months Ended       Twelve Months Ended
                                              February 28,             February 28,
                                         ----------------------    ----------------------
                                            2003         2002         2003         2002
                                         ---------    ---------    ----------------------
NET SALES                                $   7,300    $   7,618    $  29,264    $  29,858

COST OF SALES                                2,471        2,868        9,596       10,930
                                         ---------    ---------    ---------    ---------
  Gross Profit                               4,829        4,750       19,668       18,928
                                         ---------    ---------    ---------    ---------

OPERATING EXPENSES:
  Selling, general & administrative          3,143        3,427       12,787       12,840
  Research & development                     1,389        1,031        4,883        3,737
                                         ---------    ---------    ---------    ---------
    Total operating expenses                 4,532        4,458       17,670       16,577
                                         ---------    ---------    ---------    ---------

OPERATING INCOME                               297          292        1,998        2,351

OTHER INCOME (EXPENSE):
  Interest income                               36           33          139          200
  Interest expense                             (22)          (2)         (27)          (9)
  Miscellaneous                                 (1)          (1)          (4)         (73)
                                         ---------    ---------    ---------    ---------
    Total other income                          13           30          108          118
                                         ---------    ---------    ---------    ---------

INCOME BEFORE INCOME TAXES                     310          322        2,106        2,469

PROVISION FOR INCOME TAXES                     (37)         126          656          967
                                         ---------    ---------    ---------    ---------
NET INCOME                               $     347    $     196    $   1,450    $   1,502
                                         =========    =========    =========    =========
RETAINED EARNINGS, BEGINNING OF PERIOD      13,215       11,916       12,112       10,610
                                         ---------    ---------    ---------    ---------
RETAINED EARNINGS, END OF PERIOD         $  13,562    $  12,112    $  13,562    $  12,112
                                         =========    =========    =========    =========
EARNINGS PER SHARE:
  Basic                                  $    0.08    $    0.05    $    0.35    $    0.36
                                         =========    =========    =========    =========
  Diluted                                $    0.08    $    0.04    $    0.34    $    0.35
                                         =========    =========    =========    =========

BASIC SHARES OUTSTANDING                 4,197,302    4,188,956    4,196,362    4,178,885

DILUTED SHARES OUTSTANDING               4,363,187    4,431,050    4,317,556    4,350,720


                           SELECTED BALANCE SHEET DATA

                                     As of           As of
                                  February 28,    February 28,
                                     2003            2002
                                  ------------    ------------
Cash and marketable securities       $10,678         $ 6,385
Current assets                        21,028          19,117
Total assets                          25,190          22,942
Current liabilities                    6,223           5,131
Long-term obligations                      0               0
Shareholders' equity                  18,287          17,189